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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                              Calavo Growers, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   128246 10 5
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                                 (CUSIP Number)

                                 April 15, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ] Rule 13d-1(b)
  [X] Rule 13d-1(c)
  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 128246 10 5
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     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Lecil E. Cole
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     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) N/A

          (b)
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     3.   SEC Use Only


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     4.   Citizenship or Place of Organization

          U.S.A.
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Number of          5.    Sole Voting Power
Shares
Beneficially             1,606,944
Owned by           -------------------------------------------------------------
Each Reporting     6.    Shared Voting Power
Person With
                         0
                   -------------------------------------------------------------
                   7.    Sole Dispositive Power

                         1,606,944
                   -------------------------------------------------------------
                   8.    Shared Dispositive Power

                         0
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     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,606,944
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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)

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     11.  Percent of Class Represented by Amount in Row (9)

          11.9%
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     12.  Type of Reporting Person (See Instructions)

          IN
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ITEM 1.

            (a)    Name of Issuer:

                   Calavo Growers, Inc., a California corporation

            (b)    Address of Issuer's Principal Executive Offices:

                   1141A Cummings Road, Santa Paul, California 93060

ITEM 2.

            (a)    Name of Person Filing:

                   Lecil E. Cole.

            (b)    Business Address:

                   1141A Cummings Road, Santa Paul, California 93060

            (c)    Citizenship:

                   United States citizen.

            (d)    Title of Class of Securities:

                   The class of securities to which this Schedule 13G relates is common stock, par value $.001.

            (e)    CUSIP Number:

                    128246 10 5

ITEM 3.     STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C).

            This statement is filed by an individual pursuant to Rule 13d-2(b).

ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned: As of April 15, 2005, Mr. Cole beneficially owned 1,606,944 shares of common stock.

            (b)    Percent of class:  11.9%.


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            (c)    Number of shares as to which Mr. Cole has:

                   (i) Sole power to vote or to direct the vote is 1,606,944;

                   (ii)     Shared power to vote or to direct the vote is 0;

                   (iii) Sole power to dispose or to direct the disposition of is 1,606,944; and

                   (iv) Shared power to dispose or to direct the disposition of is 0.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            (a)    Not applicable.

            (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 19, 2005                          /s/ Lee Cole
                                        ----------------------------------------
                                        Lecil E. Cole


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